FOR IMMEDIATE RELEASE

ELLIE MAE APPOINTS KAREN BLASING AND RAJAT TANEJA TO
BOARD OF DIRECTORS
Former CFO of Guidewire and EVP of Technology for Visa Join Mortgage Software Leader

PLEASANTON, Calif. – June 18, 2015 – Ellie Mae® (NYSE: ELLI), a leading provider of innovative on-demand software solutions and services for the residential mortgage industry, today announced that Karen Blasing and Rajat Taneja have been appointed to Ellie Mae’s Board of Directors. Karen Blasing brings more than 30 years of experience in creating and implementing corporate strategic plans, executing mergers and acquisitions, and building finance, accounting, legal, and human resource programs and systems. Rajat Taneja brings over 20 years of global technology, innovation and research and development experience.

Ms. Blasing was most recently the Chief Financial Officer of Guidewire Software, a position she held since 2009 through March 2015. Previously she was the CFO for Force 10 Networks, SVP of Finance for Salesforce.com, and CFO for Nuance Communications and Counterpane Internet Security. She also held senior finance roles for Informix (now IBM Informix) and Oracle. Ms. Blasing holds an MBA in Finance from the University of Washington and bachelor’s degrees in Economics and Business Administration from the University of Montana.

Taneja has been Executive Vice President, Technology, for Visa, since November 2013. Previously he was the Chief Technology Officer for Electronic Arts. Prior to Electronic Arts, Mr. Taneja spent 15 years at Microsoft where he last served as Corporate Vice President of the company's commerce division. Mr. Taneja holds a bachelor's degree in electrical engineering from Jadavpur University, India, and an MBA from Washington State University.

“I am pleased to welcome both Karen Blasing and Rajat Taneja to Ellie Mae’s Board of Directors. Karen’s experience as CFO for SaaS and enterprise software leaders and Rajat’s experience in innovation and technology leadership in software, online services, and the financial services industry will bring additional depth to our board,” said Jonathan Corr, president and CEO of Ellie Mae. “Ellie Mae’s Board of Directors and I are looking forward to working together with Karen and Rajat to continue to execute on our growth strategy.”

About Ellie Mae
Ellie Mae (NYSE:ELLI) is a leading provider of innovative on-demand software solutions and services for the residential mortgage industry. Ellie Mae’s all-in-one Encompass® mortgage management solution provides one system of record that allows banks, credit unions and mortgage lenders to originate and fund mortgages and improve compliance, loan quality and efficiency. Visit EllieMae.com or call 877.355.4362 to learn more.

PRESS CONTACTS
Erica Harvill
Ellie Mae, Inc.
O: (925) 227-5913
M: (415) 710-9006
Erica.Harvill@elliemae.com

Warren Lutz
Strategic Vantage Marketing & Public Relations
(925) 899-9773
WarrenLutz@StrategicVantage.com

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